Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:	Today, October 18, 2012 at 10:00 a.m. ET
Dial-in number:	212/271-4651
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD QUARTER REVENUE

OF $707.0 MILLION AND ADJUSTED EBITDA OF $168.6 MILLION

INCLUSIVE OF $19.2 MILLION OF LOBBYING EXPENSE

- Establishes 2012 Fourth Quarter Guidance and Updates 2012 Full Year Guidance -

Wyomissing, Penn., (October 18, 2012) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported third quarter operating results for the three months ended September 30, 2012, as summarized below:

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2012 Actual	2012 Guidance (2)	2011 Actual
Net revenues	$707.0	$699.3	$710.9
Adjusted EBITDA (1)	168.6	184.0	206.1
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(122.2)	(125.5)	(135.3)
Net income	$46.4	$58.5	$70.8

Diluted earnings per common share	$0.44	$0.55	$0.66

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)         The figures in this column present the guidance Penn National Gaming provided on July 24, 2012 for the three months ended September 30, 2012.

Review of Third Quarter 2012 Results vs. Guidance and Third Quarter 2011 Results

	Three Months
	Ended
	September 30, 2012
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$95,875	$58,483
Property and unconsolidated affiliates results	3,713	2,260
Maryland lobbying efforts	(19,151)	(19,151)
Foreign currency translation loss and other	(2,653)	(1,661)
Discrete tax benefits not anticipated in guidance	—	6,515

Income, as reported	$77,784	$46,446

	Three Months Ended
	September 30,
	2012	2012 Guidance (1)	2011
Diluted earnings per common share	$0.44	$0.55	$0.66
Maryland lobbying efforts	0.18	—	—
Foreign currency translation (loss) gain and other	0.01	—	(0.02)
Gain on sale of Maryland Jockey Club	—	—	(0.12)
Loss on early extinguishment of debt	—	—	0.11
Discrete tax benefits not anticipated in guidance	(0.06)	—	—
Tax rate variance from restructuring	—	—	(0.03)

Diluted earnings per common share excluding items not included in guidance	$0.57	$0.55	$0.60

(1)         The guidance figures in the tables above present the guidance Penn National Gaming provided on July 24, 2012 for the three months ended September 30, 2012.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming, commented, “Despite the still challenging economic environment, regional market revenue trends and customer visitation levels remain largely stable and Penn National’s third quarter revenue and adjusted EBITDA exceeded guidance when excluding lobbying expenses.  Our results again highlight the benefits of expanding and diversifying our gaming operations as well as the dedication and focus of our corporate and property management teams who continue to enhance operating efficiencies and maintain a disciplined approach to marketing and promotional activities.

“Despite new competition affecting certain facilities, third quarter 2012 property level EBITDA margins rose 61 basis points in our Midwest segment — inclusive of $7.1 million of pre-opening costs for Hollywood Casino Columbus — and by 106 basis points in our East/West segment, while weather-related facility closings and new competition adversely impacted margins in the Southern Plains segment, our smallest regional operating segment, by 191 basis points.  Excluding the impact of lobbying costs, the prior year gain on the sale of our interests in the Maryland Jockey Club in last year’s third quarter, and preopening costs, the Company’s consolidated third quarter 2012 adjusted EBITDA margins improved.

“In addition to the focus on margins, Penn National Gaming’s third quarter results reflect our long-term strategy to diversify our asset base and grow our portfolio through both yield-focused investments in new facilities and accretive acquisitions.  In this regard, third quarter 2012 results benefited from the opening Hollywood Casino Toledo in the second quarter of 2012 and last summer’s acquisition of M Resort.  We are focused on expanding the EBITDA contributions from these facilities as we rationalize operating costs, and fine tune the slot floor mix and player marketing efforts, as well as the food and beverage and entertainment offerings.

“Earlier this month, Hollywood Casino Columbus celebrated its grand opening with approximately 25,000 guests in attendance and to date the facility is generating strong reviews, patronage and revenue.  The $400 million entertainment destination employs 2,000 full- and part-time team members, in addition to the 3,500 construction jobs created during its development.  The new facility features more than 3,000 slot machines and 78 live tables, a range of dining, retail and entertainment options and the only event center in the market that offers gaming entertainment and can accommodate up to 1,000 guests.  With our successful openings in Toledo and Columbus over the past six months, Penn National is fulfilling its commitments to the voters of Ohio with respect to new employment, significant new tax revenues and other economic benefits.

“Elsewhere in Ohio, we are making continued progress towards the construction of the new $150 million integrated racing and VLT facilities in Austintown and Dayton.  We anticipate both facilities will open sometime in 2014.  Like our other initiatives in Ohio, these new developments are expected to generate additional tax revenues for the state and local communities while driving significant new employment opportunities, with each facility expected to create approximately 1,000 permanent direct and indirect jobs, and approximately 2,000 combined construction jobs.

“With respect to our opposition efforts to Question 7 in Maryland, we intend to continue to aggressively inform Maryland voters on what we believe to be a flawed process that handicaps competition for a potential sixth casino license in Prince George’s County for National Harbor.  We’ve sought a fair and balanced approach to this issue, but to date, the local process in Maryland continues to jeopardize the long-term viability of Rosecroft Raceway.

“In Massachusetts, we recently announced the submission of our proposal to the City of Springfield and the Springfield Redevelopment Authority for an approximately $807 million, single-phase, comprehensive economic development and revitalization project, including a Hollywood-branded destination casino resort in the north end of Springfield.  We will also offer the community a new downtown hotel and meeting space to attract new events and commercial interest and activity to the area.  Our unique and innovative proposal includes a seamless integration of Hollywood Casino Springfield into the downtown area, along with a planned mixed-use development along Springfield’s waterfront.  We plan to leverage our industry leading balance sheet strength as well as our track record of new urban gaming facility development which is unmatched in the industry.  Our proposed destination casino resort and expansive development in Springfield would serve as the centerpiece of the City’s revitalization while bringing thousands of new jobs and millions of tax dollars to the region.

“In early November we expect to close on the acquisition of Harrah’s St. Louis in an accretive transaction.  Harrah’s St. Louis will further expand Penn National’s regional operating platform with a facility that is well-positioned in another large, stable metropolitan market.  Upon closing, we will re-brand Harrah’s St. Louis with the Company’s Hollywood brand, which is now deployed at thirteen of our properties across the country.  We estimate the budget for re-branding the facility, refreshing areas of the gaming floor and aligning our IT and reporting functions to be $61 million.  By prudently managing our capital structure, we were able to act on the St. Louis opportunity and further expand our property portfolio, and we intend to remain opportunistic with respect to other potential transactions.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn National’s Share of Planned Total Budget	Amount Expended through September 30, 2012	Expected Opening Date
	(in millions)
Hollywood Casino Toledo (OH) - The casino opened on May 29, 2012 and features 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$320	(1)	$320	$310.2	Opened May 29, 2012

Hollywood Casino Columbus (OH) - The casino opened on October 8, 2012 and features approximately 3,000 slot machines, 78 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400	(1)	$400	$320.8	Opened October 8, 2012

Mahoning Valley Race Track (OH) - Full details and design of the project at Austintown’s Centrepointe Business Park are in the development stage, with a new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$275	(2)	$250	$6.1	2014

Dayton Raceway (OH) - Full details and design of the project at the site of an abandoned Delphi Automotive plant are in the development stage, with our new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$275	(2)	$250	$4.1	2014

Hollywood Casino St. Louis (MO) - Rebranding of former Harrah’s property to our Hollywood Theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.		$61		$61	$2.2	Ongoing through Fourth Quarter 2013

(1) Includes a $50 million license fee.

(2) Includes a $75 million relocation fee in addition to a $50 million VLT license fee.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2012 fourth quarter and full year, based on the following assumptions:

•                  Assumes an early November 2012 closing of the Harrah’s St. Louis acquisition;

•                  Horseshoe Cincinnati does not open during 2012 (and thus, no impact is expected to Hollywood Casino Lawrenceburg);

•                  No disruptions to Penn National’s Argosy Casino Sioux City operations arising from the ongoing negotiations with the City of Sioux City or the facility’s charitable sponsor or any related litigation or regulatory proceedings;

•                  Anticipates incremental credit facility of $1 billion in late October 2012 at terms similar to our existing facility;

•                  Excludes Maryland lobbying costs in the fourth quarter; October 2012 spending to date amounts to $11.0 million;

•                  A total of $25.3 million in 2012 for preopening expenses, with $3.6 million projected to be incurred in the fourth quarter of 2012;

•                  Depreciation and amortization charges in 2012 of $250.0 million, with $77.4 million projected to be incurred in the fourth quarter of 2012;

•                  Estimated non-cash stock compensation expenses of $29.4 million for 2012, with $7.2  million of the cost incurred in the fourth quarter of 2012;

•                  LIBOR is based on the forward curve;

•                  A blended 2012 income tax rate of 39%;

•                  Does not assume a reduction of the fully diluted weighted average shares related to the terms of the Series B Redeemable Preferred Stock if Penn National Gaming’s stock price exceeds $45;

•                  A diluted share count of approximately 105.9 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

			Full Year Ending December 31,
	Three Months Ending December 31,		2012 Revised	2012 Prior
(in millions, except per share data)	2012 Guidance	2011 Actual	Guidance	Guidance (2)	2011 Actual
Net revenues	$782.4	$676.5	$2,938.1	$2,874.1	$2,742.3
Adjusted EBITDA (1)	206.2	156.5	765.3	769.0	730.2
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(147.1)	(112.5)	(514.5)	(508.0)	(487.8)
Net income	$59.1	$44.0	$250.8	$261.0	$242.4

Diluted earnings per common share	$0.56	$0.41	$2.37	$2.46	$2.26

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         These figures present the guidance Penn National provided on July 24, 2012 for the full year ending December 31, 2012.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
Midwest (1)	$247,287	$205,333	$79,851	$65,059
East/West (2)	324,603	350,278	90,370	93,798
Southern Plains (3)	128,604	148,722	38,549	47,414
Other (4)	6,550	6,572	(40,179)	(165)
Total	$707,044	$710,905	$168,591	$206,106

	NET REVENUES		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Midwest (1)	$670,373	$633,547	$209,686	$200,070
East/West (2)	1,043,884	957,275	294,760	264,700
Southern Plains (3)	415,729	450,322	139,125	149,870
Other (4)	25,668	24,663	(84,442)	(40,877)
Total	$2,155,654	$2,065,807	$559,129	$573,763

(1)         Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Hollywood Casino Toledo, which opened on May 29, 2012, and Hollywood Casino Columbus, which opened on October 8, 2012.  It also includes our Casino Rama management service contract and the Mahoning Valley and Dayton Raceway projects which we anticipate completing in 2014.  Results for the three and nine months ended September 30, 2012 included preopening charges of $7.1 million and $19.8 million, respectively, as compared to preopening charges of $1.3 million and $2.0 million for the three and nine months ended September 30, 2011, respectively.

(2)         Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort which was acquired on June 1, 2011. Results for the nine months ended September 30, 2012 included preopening charges of $0.3 million.  Results for the nine months ended September 30, 2011 included acquisition related transaction costs associated with the M Resort of $1.3 million.

(3)         Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, and our 50% joint venture interest in Kansas Entertainment, LLC (“Kansas Entertainment”), which owns Hollywood Casino at Kansas Speedway that opened February 3, 2012.  Additionally, beginning in the third quarter 2012, deal costs associated with the St. Louis acquisition which totaled $1.5 million for the three and nine months ended September 30, 2012 were reported in this segment. Results for the nine months ended September 30, 2012 included our share of the joint venture’s preopening charges of $1.4 million, as compared to preopening charges of $2.0 million and $3.0 million for the three and nine months ended September 30, 2011, respectively.

(4)         Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Sam Houston Race Park, Valley Race Park and Freehold Raceway.  It also included our joint venture interest in the Maryland Jockey Club which was sold in July 2011. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three and nine months ended September 30, 2012 included corporate overhead costs of $39.2 million and $82.6 million, respectively, as compared to corporate overhead costs of $18.8 million and $57.2 million for the three and nine months ended September 30, 2011, respectively.  The current quarter results included $19.2 million of lobbying costs related to our opposition to the November 2012 gaming referendum in Maryland whereas the comparable period in the prior year included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club.  Results for the nine months ended September 30, 2011 included transaction costs of $0.3 million associated with the Rosecroft Raceway acquisition.

Reconciliation of Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Adjusted EBITDA	$168,591	$206,106	$559,129	$573,763
Gain from unconsolidated affiliates	(807)	(17,293)	(3,546)	(15,370)
Depreciation and amortization	(62,399)	(52,195)	(172,527)	(159,583)
Charge for stock compensation	(6,888)	(6,107)	(22,195)	(18,456)
Insurance recoveries, net of deductible charges	—	(30)	7,229	13,219
Gain (loss) on disposal of assets	169	(146)	1,206	89
Income from operations	$98,666	$130,335	$369,296	$393,662
Interest expense	(19,953)	(23,514)	(55,819)	(78,649)
Interest income	218	68	683	217
Gain from unconsolidated affiliates	807	17,293	3,546	15,370
Loss on early extinguishment of debt	—	(17,838)	—	(17,838)
Other	(1,954)	2,737	(1,483)	393
Taxes on income	(31,338)	(38,278)	(124,491)	(114,835)
Net income	$46,446	$70,803	$191,732	$198,320

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended September 30, 2012

	Midwest	East/West	Southern Plains	Other (2)	Total
Income (loss) from operations	$55,088	$68,078	$26,496	$(50,996)	$98,666
Charge for stock compensation	—	—	—	6,888	6,888
Depreciation and amortization	24,791	22,430	11,028	4,150	62,399
(Gain) loss on disposal of assets	(28)	(138)	(11)	8	(169)
Gain (loss) from unconsolidated affiliates (1)	—	—	1,036	(229)	807
Adjusted EBITDA	$79,851	$90,370	$38,549	$(40,179)	$168,591

Three Months Ended September 30, 2011

	Midwest	East/West	Southern Plains	Other (2)	Total
Income (loss) from operations	$49,167	$72,276	$36,604	$(27,712)	$130,335
Charge for stock compensation	—	—	—	6,107	6,107
Insurance deductible charges	1	—	29	—	30
Depreciation and amortization	15,731	21,556	12,735	2,173	52,195
Loss (gain) on disposal of assets	160	(34)	19	1	146
(Loss) gain from unconsolidated affiliates	—	—	(1,973)	19,266	17,293
Adjusted EBITDA	$65,059	$93,798	$47,414	$(165)	$206,106

Nine Months Ended September 30, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$148,509	$228,700	$108,739	$(116,652)	$369,296
Charge for stock compensation	—	—	—	22,195	22,195
Insurance recoveries, net of deductible charges	—	—	(7,229)	—	(7,229)
Depreciation and amortization	61,989	66,455	33,627	10,456	172,527
(Gain) loss on disposal of assets	(812)	(395)	(3)	4	(1,206)
Gain (loss) from unconsolidated affiliates (1)	—	—	3,991	(445)	3,546
Adjusted EBITDA	$209,686	$294,760	$139,125	$(84,442)	$559,129

Nine Months Ended September 30, 2011

	Midwest	East/West	Southern Plains	Other (2)	Total
Income (loss) from operations	$171,651	$201,500	$105,397	$(84,886)	$393,662
Charge for stock compensation	—	—	—	18,456	18,456
Insurance recoveries, net of deductible charges	(18,536)	—	5,317	—	(13,219)
Depreciation and amortization	46,983	63,238	42,240	7,122	159,583
(Gain) loss on disposal of assets	(28)	(38)	14	(37)	(89)
(Loss) gain from unconsolidated affiliates	—	—	(3,098)	18,468	15,370
Adjusted EBITDA	$200,070	$264,700	$149,870	$(40,877)	$573,763

(1)         On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.6 million and $7.1 million for the three and nine months ended September 30, 2012, respectively.

(2)         The Other segment included lobbying costs of $19.2 million for the three and nine month period ended September 30, 2012, related to our opposition of the November 2012 referendum to expand gaming in the state of Maryland.  Results for the three and nine months ended September 30, 2011 included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues
Gaming	$633,836	$636,389	$1,924,759	$1,868,373
Food, beverage and other	103,735	109,681	326,598	289,361
Management service fee	4,347	4,476	11,404	11,830
Revenues	741,918	750,546	2,262,761	2,169,564
Less promotional allowances	(34,874)	(39,641)	(107,107)	(103,757)
Net revenues	707,044	710,905	2,155,654	2,065,807

Operating expenses
Gaming	327,489	331,496	998,533	979,285
Food, beverage and other	80,875	87,952	253,664	231,801
General and administrative	137,615	108,897	368,863	314,695
Depreciation and amortization	62,399	52,195	172,527	159,583
Insurance recoveries, net of deductible charges	—	30	(7,229)	(13,219)
Total operating expenses	608,378	580,570	1,786,358	1,672,145
Income from operations	98,666	130,335	369,296	393,662

Other income (expenses)
Interest expense	(19,953)	(23,514)	(55,819)	(78,649)
Interest income	218	68	683	217
Gain from unconsolidated affiliates	807	17,293	3,546	15,370
Loss on early extinguishment of debt	—	(17,838)	—	(17,838)
Other	(1,954)	2,737	(1,483)	393
Total other expenses	(20,882)	(21,254)	(53,073)	(80,507)

Income from operations before income taxes	77,784	109,081	316,223	313,155
Taxes on income	31,338	38,278	124,491	114,835
Net income	$46,446	$70,803	$191,732	$198,320

Earnings per common share:
Basic earnings per common share	$0.49	$0.73	$2.03	$2.05
Diluted earnings per common share	$0.44	$0.66	$1.81	$1.85

Weighted-average common shares outstanding:
Basic	76,336	78,242	76,196	78,264
Diluted	105,841	107,449	105,874	107,329

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income

(loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/271-4651; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-eight facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 34,700 gaming machines, approximately 800 table games, 2,400 hotel rooms and approximately 1.5 million square feet of gaming floor space. Penn National has agreed to acquire Harrah’s St. Louis gaming and lodging facility from Caesars Entertainment with the transaction expected to close in the fourth quarter of 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive and maintain, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the recent appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and the lawsuit to protect our interests in Iowa; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to receive timely regulatory approval for and to otherwise complete our planned acquisition of Harrah’s St. Louis (failure to do so could, among other things, result in the loss of certain deposits); our ability to successfully integrate Harrah’s St. Louis into our existing business; our ability to reach agreements with the thoroughbred and harness horseman in Ohio and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as the expansion of gaming under consideration in Maryland and Illinois or a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors (traditional and internet based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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